Exhibit 10.1

MANUFACTURING, LABORATORY AND OFFICE SPACE LEASE
Between
SUNEDISON SEMICONDUCTOR, LLC
A Delaware corporation
(Landlord)
and

SUNEDISON, Inc.
a Delaware corporation

(Tenant)

for Premises
501 Pearl Drive, St. Peters (City of O’Fallon) Missouri 63376

Exhibit 10.1

Article I SUMMARY AND CERTAIN DEFINITIONS		- 5 -
Section 1.1	Building	- 5 -
Section 1.2	Premises	- 5 -
Section 1.3	Rentable Area of the Premises	- 5 -
Section 1.4	Lease Year	- 6 -
Section 1.5	Lease Term	- 6 -
Section 1.6	Commencement Date	- 6 -
Section 1.7	Expiration Date	- 6 -
Section 1.8	Base Year	- 6 -
Section 1.9	Base Rent	- 6 -
Section 1.12	Security Deposit	- 7 -
Section 1.13	Tenant’s Permitted Use.	- 7 -
Section 1.14	Business Hours	- 7 -
Section 1.15	Landlord’s Address for Notices	- 7 -
Section 1.16	Tenant’s Address for Notices	- 7 -
Section 1.17	Landlord’s Address for Payment	- 7 -
Section 1.18	Brokers	- 8 -
Article II PREMISES		- 8 -
Section 2.1	Lease of Premises	- 8 -
Section 2.2	Acceptance of Premises	- 8 -
Article III TERM		- 8 -
Section 3.1	Term	- 8 -
Article IV RENTAL		- 10 -
Section 4.1	Base Rent Payment	- 10 -
Section 4.7	Additional Rent	- 11 -
Section 4.6	Late Charge; Interest	- 11 -
Article V SECURITY DEPOSIT		- 11 -
Article VI USE OF PREMISES		- 11 -
Section 6.1	Tenant’s Permitted Use	- 11 -
Section 6.2	Compliance With Laws and Other Requirements	- 13 -
Section 6.3	Hazardous Materials.	- 14 -
Section 6.4	OFAC Certification	- 15 -
Article VII UTILITIES AND SERVICES		- 15 -
Section 7.1	Building Services	- 15 -
Section 7.2	Interruption of Service	- 19 -
Article VIII MAINTENANCE AND REPAIRS		- 20 -
Section 8.1	Landlord’s Obligations	- 20 -
Section 8.2	Tenant’s Obligations	- 21 -
Section 8.3	Landlord’s Rights	- 21 -

Exhibit 10.1

Article IX ALTERATIONS, ADDITIONS, AND IMPROVEMENTS		- 21 -
Section 9.1	Landlord’s Consent; Conditions	- 21 -
Section 9.2	Performance of Alterations Work	- 22 -
Section 9.3	Liens	- 23 -
Section 9.4	Lease Termination	- 23 -
Article X INDEMNIFICATION AND INSURANCE		- 24 -
Section 10.1	Indemnification	- 24 -
Section 10.2	Property Insurance	- 25 -
Section 10.3	Liability Insurance	- 26 -
Section 10.4	Workers’ Compensation Insurance	- 26 -
Section 10.5	Policy Requirements	- 26 -
Section 10.6	Waiver of Subrogation	- 27 -
Section 10.7	Failure to Insure	- 27 -
Article XI DAMAGE OR DESTRUCTION		- 28 -
Section 11.1	Total Destruction	- 28 -
Section 11.2	Partial Destruction of Premises	- 28 -
Section 11.3	Exceptions to Landlord’s Obligations	- 28 -
Section 11.4	Waiver	- 29 -
Article XII CONDEMNATION		- 29 -
Section 12.1	Taking	- 29 -
Section 12.2	Award	- 29 -
Section 12.3	Temporary Taking	- 29 -
Article XIII RELOCATION		- 29 -
Article XIV ASSIGNMENT AND SUBLETTING		- 29 -
Section 14.1	Restriction	- 29 -
Section 14.2	Notice to Landlord	- 30 -
Section 14.3	Landlord’s Recapture Rights	- 30 -
Section 14.4	Landlord’s Consent; Standards	- 30 -
Section 14.5	Additional Rent	- 30 -
Section 14.6	Landlord’s Costs	- 30 -
Section 14.7	Continuing Liability of Tenant	- 30 -
Section 14.8	Non-Waiver	- 30 -
Article XV DEFAULT AND REMEDIES		- 30 -
Section 15.1	Events of Default By Tenant	- 30 -
Section 15.2	Landlord’s Right To Terminate Upon Tenant Default	- 31 -
Section 15.3	Mitigation of Damages	- 31 -
Section 15.4	Landlord’s Right to Continue Lease Upon Tenant Default	- 32 -
Section 15.5	Right of Landlord to Perform	- 32 -
Section 15.7	Non-Waiver	- 32 -
Section 15.8	Cumulative Remedies	- 33 -
Section 15.9	Default by Landlord	- 33 -
Article XVI ATTORNEY’S FEES; INDEMNIFICATION		- 33 -

Exhibit 10.1

Section 16.1	Attorneys’ Fees	- 33 -
Section 16.2	Indemnification	- 33 -
Article XVII SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT		- 33 -
Section 17.1	Subordination	- 33 -
Section 17.2	Attornment	- 34 -
Section 17.3	Mortgagee Protection	- 34 -
Article XVIII MISCELLANEOUS		- 35 -
Section 18.1	Quiet Enjoyment	- 35 -
Section 18.2	Rules and Regulations	- 35 -
Section 18.3	Estoppel Certificates	- 35 -
Section 18.4	Entry by Landlord	- 36 -
Section 18.5	Landlord’s Lease Undertakings	- 36 -
Section 18.6	Transfer of Landlord’s Interest	- 37 -
Section 18.7	Holdover	- 37 -
Section 18.8	Notices	- 37 -
Section 18.9	Brokers	- 37 -
Section 18.10	Communications and Computer Lines	- 37 -
Section 18.11	Entire Agreement	- 38 -
Section 18.12	Amendments	- 38 -
Section 18.13	Successors	- 38 -
Section 18.14	Force Majeure	- 38 -
Section 18.15	Survival of Obligations	- 38 -
Section 18.16	Light and Air	- 39 -
Section 18.17	Governing Law	- 39 -
Section 18.18	Severability	- 39 -
Section 18.19	Captions	- 39 -
Section 18.20	Interpretation	- 39 -
Section 18.21	Independent Covenants	- 39 -
Section 18.22	Number and Gender	- 39 -
Section 18.23	Time is of the Essence	- 39 -
Section 18.24	Joint and Several Liability	- 39 -
Section 18.25	Exhibits	- 39 -
Section 18.26	Acceptance of Lease; Counterparts	- 40 -
Section 18.27	Consent, Approval	- 40 -
Section 18.28	Rights Reserved by Landlord	- 40 -
Section 18.29	Asbestos	- 41 -
Section 18.30	Specified Disputes	- 41 -
Section 18.32	Signage and Keys	- 41 -

Exhibit 10.1

Manufacturing, Laboratory, and Office Space Lease
This Manufacturing, Laboratory, and Office Space Lease (this “Lease”), dated January ____, 2015, is made and entered into by and between SUNEDISON SEMICONDUCTOR, LLC, a Delaware limited liability company (“Landlord”), and SUNEDISON, INC., a Delaware corporation (“Tenant”), upon the following terms and conditions which are hereby agreed to by Landlord and Tenant.
Landlord and Tenant acknowledge and agree that Tenant is in possession of certain portions of Premises (as defined hereinafter) under Shared Services Agreement, dated as of May 27, 2014 (“Shared Services Agreement”). Upon the Commencement Date (also as defined hereinafter), Tenant shall be in possession of the Premises pursuant to the terms and conditions of this Lease.
ARTICLE I
SUMMARY AND CERTAIN DEFINITIONS
Unless the context otherwise specifies or requires, the following terms shall have the meanings specified herein:
Section 1.1    Building. The term “Building” shall mean that certain Manufacturing, Laboratory, and Office building areas located at 501 Pearl Drive in O’Fallon, Missouri, commonly known as St. Peters Site, together with any related land, improvements, common areas, driveways, sidewalks and landscaping.
Section 1.2    Premises. The term “Premises” shall mean the portion of the Building that is identified as the Premises on the diagram attached hereto as Exhibit A. The exact boundaries of the Premises shall extend to the unfinished interior surface of all perimeter walls, except glazing, which shall be included within the Premises, the unfinished surface of all floors, and the underside of the floor above the Premises that forms the ceiling of the Premises. Notwithstanding the foregoing, the Premises shall not be deemed to include the roof, the exterior surface of the walls of the Premises, any structural portions of the Building or any utility installations serving other portions of the Building. Landlord reserves to itself the use of the roof, exterior walls and the area beneath the Premises, together with the right to install, maintain, use, repair and replace plumbing, telephone facilities, equipment, machinery, connections, pipes, ducts, conduits and wires leading through the Premises and serving other parts of the Building; provided, however, that Landlord shall locate all new pipes, conduits, wires and other materials or facilities which serve the Building and pass through the Premises such as not to interfere with the Tenants existing operations at the time of the Landlord’s installation.
Section 1.3    Rentable Area of the Premises. Intentionally Omitted.
Section 1.4    Lease Year. The term “Lease Year” shall mean each twelve month period during the term hereof ending on December 31; provided, that the first Lease Year shall commence upon the commencement of the term hereof and shall end on the next succeeding December 31, and the last Lease Year shall end upon the expiration of the term hereof.

Exhibit 10.1

Section 1.5    Lease Term. The term “Lease Term” shall mean the period commencing on the Commencement Date, and, unless sooner terminated as hereinafter provided, shall continue until the Expiration Date.
Section 1.6    Commencement Date. Subject to adjustment as provided in Section 3.1, the term “Commencement Date” shall mean January 1, 2015.
Section 1.7    Expiration Date. Subject to adjustment as provided in Section 3.1, the term “Expiration Date” shall mean December 31, 2016.
Section 1.8    Base Year. The term “Base Year” shall mean the calendar year 2015.
Section 1.9    Base Rent. The term “Base Rent” shall mean the following amounts for the following period:
PERIOD 1 January 1, 2015- December 31, 2016

Num	Bldg	Description	Sq ft	Cost per sq ft/ year	Monthly costs	Keyed Lease termination notes	Notes
#1	R/P-120	Crystal R & D building, N-60 boiler room, and Cooling tower J	144,054	N/A	See paragraph (a) below	2	Includes electrical costs
#2	K-45	Wafering area and DRM in room I-52	24,163	$20.53	$41,343.25	3, 4	Excludes electrical costs
#3	K-70	Alexis lab, clean room and storage space	873	$20.53	$1,493.72	3, 4	Excludes electrical costs
#4	L-100	CCZ Puller construction area	3,725	$20.53	$6,373.53	1	Includes electrical costs
#5	Land	Outside Solar panels	7,700	$1.00	$641.67	3, 4	Includes electrical costs
#6	Land	Outside storage areas	10,000	$1.00	$833.34	3, 4	Includes electrical costs
#7	Offices	Solar Corporate miscellaneous office areas, 30 people	7,500	$20.53	$12,832.61	1	Includes electrical costs
#8	Offices	Solar R & D Miscellaneous office areas, 75 people	18,750	$20.53	$32,081.52	1	Includes electrical costs

Exhibit 10.1

(a)    The Lease space cost for #1, R/P-120, Crystal R & D building, N-60 boiler room, and Cooling tower J shall be $580,000 inclusive of electricity cost, provided the Tenant shall have met the termination requirements of Section 3.3 (a) 2. The payment periods shall be:

January 1, 2015	February 1, 2015	March 1, 2015	April 1, 2015	May 1, 2015	June 1, 2015
$96,666	$96,666	$96,667	$96,667	$96,667	$96,667
Section 1.10    Security Deposit. Intentionally Omitted.
Section 1.11    Tenant’s Permitted Use. The term “Tenant’s Permitted Use” shall mean general Manufacturing, Laboratory, and Office use and other related lawful uses, and no other use.
Section 1.12    Business Hours. The Premises shall be available for use by Tenant 24 hours per day, seven days per week, and 365 days per year.
Section 1.13    Landlord’s Address for Notices. 501 Pearl Drive, St. Peters, MO 63776.
Section 1.14    Tenant’s Address for Notices. 13736 Riverport Drive, Maryland Heights, Missouri 63043.
Section 1.15    Landlord’s Address for Payment.
Tenant shall pay to Landlord by electronic bank transfer

ACH / Wire Instructions:
Account Name:	SunEdison Semiconductor LLC
Bank Name:	Wells Fargo Bank N.A.
SWIFT:	WFBIUS6S
Routing Number:	121 000 248
Account Number:	4941888786
Reference:	SunEdison Lease Payment Month Year
or at the following address:
501 Pearl Drive PO Box 8 St. Peters (City of O’Fallon) Missouri, Attention: Rebecca Setzer,
or as otherwise directed from time to time by Landlord’s written notice.
Section 1.16    Brokers. Intentionally Omitted.
ARTICLE II
PREMISES
Section 2.1    Lease of Premises. Commencing on the Commencement Date, Landlord agrees to and shall lease the Premises to Tenant, and Tenant agrees to and shall lease and hire the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease.

Exhibit 10.1

Section 2.2    Acceptance of Premises.
(a)    Tenant represents, warrants and covenants to Landlord to the actual knowledge of Tenant, without investigation, that, as of the date of this Lease, Tenant has conducted (or been afforded the opportunity to conduct) its own investigation of the Premises and the physical condition thereof, including, without limitation, the accessibility and location of utilities, the improvements, and the presence of Hazardous Substance, and any other matters which in Tenant’s judgment might affect or influence Tenant’s use of the Premises or Tenant’s willingness to enter into this Lease. Tenant recognizes that Landlord would not lease the Premises except on an “as is” and “with all faults” basis and acknowledges that, except as set forth in this Lease, Landlord has made no representation of any kind in connection with the improvements to, or the physical conditions on, or bearing on the use of, the Premises. Except for Landlord’s express representations and warranties set forth in this Lease and Landlord’s obligation to complete the Landlord’s Work, Tenant shall rely solely on Tenant’s own inspection and examination of such items and not on any representations of Landlord, express or implied.
(b)    Tenant further represents, warrants, and covenants to Landlord to the actual knowledge of Tenant, without investigation, that Tenant will examine and inspect all matters with respect to Property Taxes, insurance costs, permissible uses, zoning, covenants, conditions and restrictions, and all other matters which in Tenant’s judgment might bear upon the value and suitability of the Premises for Tenant’s purposes or Tenant’s willingness to enter into this Lease. Except for Landlord’s express representations and warranties set forth in this Lease, Tenant has and will rely solely on Tenant’s own inspection and examination of such items.
ARTICLE III
TERM
Section 3.1    Term. Except as otherwise provided in this Lease, the Lease Term shall be for the period described in Section 1.5 of this Lease, commencing on the Commencement Date described in Section 1.6 of this Lease and ending on the Expiration Date described in Section 1.7 of this Lease. Notwithstanding the aforesaid, this Lease shall terminate as to that portion of the Premises designated as R/P-120 on March 24, 2015.
Section 3.2    Option to Extend Term. Intentionally Omitted.
Section 3.3    Option to Terminate; Condition Acceptable for Surrender.
(a)    Tenant shall have the option to terminate the Lease as follows for portions of the Premises described in Section 1.9 provided the portion of the Premises thereof is in a Condition Acceptable for Surrender, as defined hereinafter. In the event Tenant fails to deliver a portion of the Premises in a Condition Acceptable for Surrender by the date of termination as contained in the Termination Notice, Tenant shall pay rent in accordance with the provisions of Section 18.7, Holdover.

Exhibit 10.1

Keyed Lease termination notes	Building	Description
1	Office
Lease for this area may be terminated with 90 days’ notice and the next billing cycle after this portion of the Premises is in the Condition Acceptable for Surrender, whichever is the latest to occur.
The Condition Acceptable for Surrender for the office area shall mean:
1.    Tenant electronic equipment, computers, visual displays, controllers, and other electronic waste are removed; and
2.    Area is swept clean. Any paper, trash, sludge, debris, broken wafers, electronic trash, etc. is removed from the area, including from under raised floors, if any, in the area.

2	R/P-120,
Except as directed by the Landlord’s written instruction, the Tenant shall surrender to Landlord this portion of the Premises by March 24, 2015. The Condition Acceptable for Surrender for this R/P-120 area shall mean:
1.    Tenant electronic equipment, computers, visual displays, and controllers are removed, or the equipment given free of any obligation to the Landlord.
2.    Tenant chemical processing equipment is free of liquids. This includes piping, exhaust ductwork, scrubbers and drains. The low points shall be opened or cut to verify no liquids are present.
3.    Tenant chemicals, oils, and solvents are removed.
4.    Tenant electronic waste is removed.

3	K-45, K-70, Land
From the date of this Lease until December 31, 2015, Tenant may terminate this Lease with regard to each of the following leased areas: K-45, K-70 and any land which is part of the Premises provided Tenant gives notice of termination to Landlord prior to September 30, 2015 and the portion of the Premises to be surrendered are in a Condition Acceptable for Surrender by the date of termination.

3 & 4	K-45, K-70, L-100, Land
The Condition Acceptable for Surrender for K-45, K-70, L-100 and any land which is part of the Premises shall mean:
1.    Tenant equipment and support utilities are removed back to the main distribution location or first junction entering the area. Electrical conductors are removed back to the main panel or motor control center. Exhaust ductwork, sewer/ drain lines, dead legs for DI water and potable water are removed back capped or bypassed to an active main line. Exhaust fans on the roof will remain.
2.    Tenant chemical processing equipment piping, exhaust ductwork, scrubbers, and drains are removed from the building/area.
3.    Tenant chemicals, oils, and solvents are removed from the building/ area.
4.     Tenant equipment, computers, visual displays, and controllers are removed from the building/area.
5.    The building/area is swept clean. Any paper, trash, sludge, debris, broken wafers, electronic waste, etc. is removed from the building/area and from under raised floors, if any.
6.    Any holes or opening in the floor greater than 1 inch in diameter are permanently covered.

Exhibit 10.1

(b)     The Tenants option to terminate shall be by delivering written notice to Landlord (the “Termination Notice”), by the method and in the manner provided in the Lease, of Tenant’s irrevocable election to terminate the Lease, subject to the following conditions:
(1)    At the time of the delivery of the Termination Notice, and upon the effective date of the termination of the Lease, Tenant shall not be in default under the Lease beyond all applicable grace and notice periods;
(2)    Tenant shall not have assigned this Lease except to a Permitted Transferee, it being understood that the Option to Terminate is personal to Tenant and may not be assigned, and Tenant shall not have subleased any portion of the Premises except to the Permitted Transferee, or if any such subleases are in effect, all subtenants occupying the Premises shall surrender possession of the Premises no later than the Termination Date (as defined hereinafter).
ARTICLE IV
RENTAL
Section 4.1    Base Rent Payment. Base Rent described in Section 1.9, shall be payable in advance on the first day of each calendar month. If the Commencement Date is other than the first day of a calendar month, the prepaid Base Rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the total number of days in the calendar month. All Rent, and all other amounts payable to Landlord by Tenant pursuant to the provisions of this Lease, shall, except as otherwise expressly set forth in this Lease, be paid to Landlord, without notice, demand, abatement, deduction, offset, recoupment, or other counterclaim, in lawful money of the United States at Landlord’s office in the Building or to such other person or at such other place as Landlord may designate from time to time by written notice given to Tenant. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.
Section 4.2    Additional Rent. For purposes of this Lease, all amounts payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute additional rental hereunder. Such additional rental, together with the Base Rent and Electricity Costs, shall sometimes be referred to in this Lease as “Rent”.
Section 4.3    Late Charge; Interest.
(a)    Late Charge. Tenant hereby acknowledges that late payment of rent and other sums due hereunder after the expiration of any applicable grace period will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sums due from Tenant shall not be received by Landlord when due or if a grace period is applicable, prior

Exhibit 10.1

to the expiration of the grace period, Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount; provided, however, that Tenant shall not be liable for the late charge set forth in this Section with respect to up to one (1) delinquency by Tenant during each year during the Lease Term so long as Tenant pays any such delinquent amount within five (5) business days after receipt of notice of such delinquency from Landlord. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to an overdue amount, or prevent Landlord from exercising any of the other rights or remedies provided for herein, at law or in equity.
(b)    Default Interest. Any amount due to Landlord, if not paid when due, shall bear interest from the date due until paid at five percent (5%) interest per annum, provided, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. Payment of interest shall not excuse or cure any default hereunder by Tenant.
ARTICLE V
SECURITY DEPOSIT
Intentionally Omitted.
ARTICLE VI
USE OF PREMISES
Section 6.1    Tenant’s Permitted Use.
(c)    Tenant shall use the Premises only for Tenant’s Permitted Use as set forth in Section 1.13 above and shall not use or permit its employees, agents, invitees, assignees or subtenants (each a “Tenant Party” and, collectively, the “Tenant Parties”) to use the Premises for any other purpose. Tenant and the Tenant’s Parties shall have access to the Premises twenty-four (24) hours per day, three hundred sixty five (365) days per year together with and the nonexclusive right to use, in common with other parties occupying or entitled to use the Building. Tenant shall, at its sole cost and expense, obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Permitted Use. Nothing contained in this Lease shall grant to Tenant the exclusive right to conduct within the Building the business to be conducted by Tenant within the Premises or otherwise limit the right of Landlord to lease space in the Building to any other tenants as it deems proper; provided, however, in no event shall Landlord lease any premises in the Building to any other solar energy company.
(d)    As further consideration to Landlord to enter into this Lease, Tenant covenants and agrees as follows:
(i)    Tenant shall abide by the Building rules; EXHIBIT C Rules and Regulations.
(ii)    Landlord shall in all cases retain the right to control or prevent access thereto by all persons whose presence in the judgment of Landlord shall be

Exhibit 10.1

prejudicial to the safety, character, reputation or interests of Landlord and its tenants, provided, that nothing herein contained shall be to prevent such use by persons with whom the tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities.
(iii)    Tenant shall not conduct or permit any Tenant Party to conduct in the Premises any sale by auction, or any fire, distress or bankruptcy sale.
(iv)    Tenant shall not place or install in the Premises or permit any Tenant Party to place or install in the Premises any video game machines, pinball machines or other devices or equipment for amusement or recreation other than for the benefit of its employees, or any vending machines (other than normal and customary “snack” and non-alcoholic, cold beverage vending machines for the benefit of its employees and invitees to the Premises), newspaper racks, or other coin-operated devices.
(v)    Tenant shall not store, display or sell goods or merchandise outside the boundaries of the Premises, nor shall Tenant place or permit any Tenant Party to place portable signs or any other objects or devices to be stored or to remain outside such boundaries, nor shall Tenant solicit in any manner in any portion of the common area.
(vi)    Tenant shall not use any advertising media which may be heard outside of the Premises and Tenant shall not place or permit the placement of any radio or television antenna, loudspeaker, sound amplifier, phonograph, searchlight, flashing light or other device of any nature outside of the boundaries of the Premises (except for Tenant’s approved identification sign or signs) or at any place where the same may be seen or heard outside of the Premises.
(vii)     Tenant shall not do or permit any Tenant Party to do in, on or about the Premises, nor bring or keep or permit any Tenant Party to bring or keep therein, anything which is prohibited by or will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, or which is prohibited by the standard form of fire insurance policy or will in any way increase the existing rate of, affect or cause the cancellation of any fire or other insurance covering the Building or any part thereof or any contents therein; provided that Landlord’s insurance policies shall not, in any event, prohibit or materially limit Tenant from using and occupying the Premises for general business office use nor impose any additional premiums as a result of any such use or occupancy. Tenant shall not do or permit any Tenant Party to do anything in or about the Premises which will in any way materially obstruct or materially interfere with the rights of other tenants in the Building, or injure or unreasonably annoy them, or use or allow any Tenant Party to use the Premises for any improper, immoral, unlawful or unreasonably objectionable purpose, nor shall Tenant cause, maintain or permit any Tenant Party to cause or maintain any legal nuisance in, or about the Premises or commit or allow any Tenant Party to commit any waste in or upon the Premises.

Exhibit 10.1

(viii)    Subject to Tenant’s rights under this Lease, Tenant shall not do anything or permit any Tenant Party to do anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord, the Building or confuse or mislead the public as to any apparent connection or relationship between Landlord and Tenant.
Section 6.2    Compliance With Laws and Other Requirements.
(a)    Applicable Law. Tenant shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force as well as the provisions of all recorded documents affecting the Premises as of the date hereof and which have been provided to Tenant (collectively, the “Applicable Law”) governing the operation of Tenant’s business at the Premises; provided, however, that Tenant shall not be required to make any alterations or improvements to the structural portions of the Premises or the Building unless such alterations or improvements are triggered solely by any Alteration (as defined below) performed by Tenant, any particular use of the Premises by Tenant other than general business office use, or the negligence or willful misconduct of Tenant of any Tenant Party. By way of example only, if any Applicable Law should require any portion of the Building or the Premises to be structurally strengthened against earthquake, or should require the removal of Hazardous Materials from the Premises and such measures are imposed as a general requirement applicable to all tenants rather than as a condition to Tenant’s particular use or occupancy of the Premises, then such work shall be performed by and at the sole cost of Landlord. The parties acknowledge and agree that Tenant’s obligation to comply with the Applicable Law as provided herein is a material part of the bargained for consideration for this Lease. Landlord represents and warrants that the Premises and the Building are in compliance with all Applicable Laws (including the ADA compliance) as of the Commencement Date. Landlord shall not encumber the Building with any new encumbrances or amend or otherwise modify any existing encumbrances that materially and adversely impair Tenant's use of, operation within or access to the Premises or the Building.
(b)    No Violation. Tenant shall not use the Premises, or permit the Premises to be used by any Tenant Party, in any manner which: (a) violates any Applicable Law; (b) causes or is reasonably likely to cause damage to the Building or the Premises; (c) violates a requirement or condition of any fire and extended insurance policy covering the Building and/or the Premises, or increases the cost of such policy; provided that Landlord’s insurance policies shall not, in any event, prohibit or materially limit Tenant from using and occupying the Premises for general business office use nor impose any additional premiums as a result of any such use or occupancy; (d) constitutes a legal nuisance, annoyance or inconvenience to other tenants or occupants of the Building or its equipment, facilities or systems; (e) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone or other communication signals by antennae or other facilities located in the Building and are operated in compliance with all Applicable Laws including, without limitation, the rules and regulations of the Federal Communications Commission ; or (f) violates the Rules and Regulations described in Section 18.2.
Section 6.3    Hazardous Materials.

Exhibit 10.1

(a)    Prohibition. No Hazardous Materials (as defined herein), shall be Handled (as also defined herein), upon, about, above or beneath the Premises or any portion of the Building by or on behalf of Tenant or any Tenant Party without a valid environmental permit issued by the appropriate Regulatory Authority or Landlord’s prior written consent.
(b)    Remediation. Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any Regulatory Authority (as defined herein), which requirements arise solely from the Handling of Tenant’s Hazardous Materials in violation of Environmental Laws upon, about, above or beneath the Premises or any portion of the Building. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant shall take all actions required by Applicable Law to restore the Premises or any portion of the Building.
(c)    Additional Documents. If Tenant uses the Premises for any use other than general office use, then Tenant agrees to execute affidavits, representations, and the like in forms acceptable to Tenant from time to time at Landlord’s request stating that Tenant has not received written notice that the Premises are in violation of any Environmental Laws related to Hazardous Materials.
(d)    Landlord Obligations. Landlord represents that, the Premises will be free of Hazardous Materials other than de minimus amounts in compliance with all Environmental Laws and those materials introduced and in use by the Tenant in ongoing operations. If Tenant shall discover within the Premises any Hazardous Materials that or were introduced to the Premises by Landlord (“Pre-Existing Hazardous Materials”) or any other Hazardous Materials in violation of Environmental Law, but not introduced by Tenant or any Tenant Party, then Landlord shall remove such Hazardous Materials as required under applicable law at its own cost and expense. Landlord shall pay for, defend, indemnify, and save Tenant harmless against and from any damage or injury and from all claims, judgments, liabilities, costs and expenses, including reasonable attorney’s fees and costs, to the extent arising out of Pre-Existing Hazardous Materials or Hazardous Materials not introduced by Tenant or any Tenant Party.
(e)    Environmental Laws. As used herein, “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.
(f)        Hazardous Materials. As used herein, “Hazardous Materials” means: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance”, “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; or (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense,

Exhibit 10.1

and are defined, or become defined by environmental laws; or (c) materials which cause a nuisance upon or waste to the Premises or any portion of the Building.
(g)    Handle. As used herein, “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.
(h)    Regulatory Authority. As used herein, “Regulatory Authority” shall mean any federal, state or local governmental agency, commission, board or political subdivision.
Section 6.4    OFAC Certification. Each party hereby represents and warrants to the other that it is not nor at any time during the Lease Term will it be (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Applicable Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”
ARTICLE VII
UTILITIES AND SERVICES
Section 7.1    Building Services. Throughout the Lease Term, Landlord agrees to furnish or cause to be furnished to the Premises the following services, subject to the conditions and standards set forth herein:
(c)    Elevator Service. Non-attended automatic elevator service (if the Building has such equipment serving the Premises), in common with Landlord and other tenants and occupants and their agents and invitees.
(d)    Janitorial and Cleaning. Reasonable janitorial and cleaning services, Monday through Friday each week, provided that the Premises are used exclusively for office purposes. If the Premises are not used exclusively as offices, Landlord, at Landlord’s reasonable discretion, may require that the Premises be kept clean and in order by Tenant, at Tenant’s expense, to the reasonable satisfaction of Landlord and by persons reasonably approved by Landlord; and, in all events, Tenant shall pay to Landlord the cost of removal of Tenant’s refuse and rubbish, to the extent that the same exceeds the refuse and rubbish attendant to normal office usage.
(e)    Stores, Receiving, Warehouse. The Landlord will provide Stores, Receiving, Warehouse functions Monday through Friday during normal business hours. The Storeroom function will be initiated through the Tenant’s use of SAP system for good issues and receipts.

Exhibit 10.1

(1)    The Landlord’s service extends to only those items used by the Tenant at the Building that are less than 500 lbs. and are classified as non-hazardous materials. The Tenant shall be responsible for unloading and movement of items defined as hazardous materials and items greater than 500 lbs.
(2)    The Landlords service only includes the use of the SAP system.
(3)    The Landlord will inventory the Tenants Storeroom items in accordance with the Landlord’s procedures at the Commencement Date of this lease. The Landlord will take ordinary care of the inventory items, however the Tenant shall be responsible for any inventory loses and changes.
(4)    The Landlord will notify the Tenant of items that are received with visible damage. The Landlord will deliver the Tenant’s store room items to the Premises with ordinary care. The Tenant shall be responsible for filing claims and resolving any shipping errors, omissions, and damages, including any hidden damages.
(5)    The Tenant’s warehouse space shall not exceed 2,600 square feet.
(6)    The Tenant shall be responsible for all shipping cost, fees, tariffs, tax, insurance, demurrage costs for Tenant’s items delivered and shipped from the Building.
(f)    Emergency Response, Mutual Aid. The Landlord will provide first responder service to Building emergencies. The emergencies include response to fires, chemical releases, and employee injuries.
(1)    The Tenant should cooperate in maintaining the Emergency Response Team (ERT) and provide volunteer ERT participants.
(2)    The Landlord shall be responsible for incident command and the deployment and assignments of the ERT.
(3)    The Landlord shall have exclusive rights to determine membership; the number of members; qualification of volunteers to participate as members; status as active or inactive to respond to incidents; of the ERT members and participants. Each participant must complete training to become ERT members.
(4)    The Landlord will provide training for the ERT members and participants. The Tenant shall be responsible for the cost of training and personal equipment of the Tenant’s participants.
(5)    The Landlord and Tenant agrees to protect, indemnify, hold harmless and defend and each party, and each of their respective partners, directors, officers, agents and employees, successors and assigns, from and against any and all loss, cost, damage, liability and expense, including reasonable attorneys’ fees, arising out of or related to any such performance, services, acts and failure to act of the Emergency Response Team, volunteer Emergency Response Team participants, and Emergency Response Team Incident Command.

Exhibit 10.1

(g)    Mailroom service. The Landlord will provide mail pick up, delivery, and sorting at the Building. The Tenant shall be responsible for delivery, pickup, postage and handling of mail outside the Building.
(h)    Lights. Replacement of lighting tubes, lamp ballasts, and bulbs as needed.
(i)    Pests. Extermination and pest control when necessary.
Section 7.2    Utilities. Throughout the Lease Term, Landlord agrees to furnish or cause to be furnished to the Premises the following utilities, subject to the conditions and standards set forth herein:
(i)    Quantities. The Landlord will provide utilities to the Premises in the quantity that exists at the Commencement date of this lease.
(1)    Tenant shall not install, or permit any Tenant Party which will increase Tenant’s use of utilities in excess of the existing conditions without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;
(2)    If Tenant shall require utility service or quantities which is reasonably likely to disrupt the provision of utility service to other tenants, Landlord may refuse to grant its consent or may condition its consent upon Tenant’s payment of the cost of installing and providing any additional facilities required to furnish such additional utilities to the Premises and upon the installation in the Premises of utility meters to measure the amount of utilities consumed, in which latter event Tenant shall pay for the actual cost of such meter(s) and the reasonable cost of installation, and repair thereof, as well as for all additional utilities consumed at the rates charged by the applicable local utility, plus a reasonable amount to cover the additional expenses incurred by Landlord of the utilities so consumed; and
(3)    If Tenant’s increased utility requirements will materially affect the temperature level in the Premises, Landlord’s consent may be conditioned upon Tenant’s requirement to pay such amounts as will be incurred by Landlord to install and operate any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including, but not limited to, the cost of modifications to the air conditioning system; and
(4)    If submetering of the utility in the Premises will not be permitted under future laws or regulations, or is not practical, the Rent will then be equitably and periodically adjusted to include an additional payment to Landlord reflecting the cost to Landlord for furnishing additional utilities to Tenant in the Premises.
(j)    Maintenance. The Tenant shall be responsible for the maintenance and repair of utility systems once the systems enter the boundary of the Premises except as specifically provided as follows:

Exhibit 10.1

(1)    The Landlord will be responsible for the following utility systems; chilled water and hot water HVAC systems, fire sprinkler and fire alarm systems, fire extinguishers, exit signs, emergency lights, public address systems, roof drains.
(k)    Electricity. Electric service that provides electric current in reasonable amounts necessary for normal office use (including, without limitation, personal computers, reproduction machines, fax machines, and other machinery and equipment normally used in offices), lighting, and HVAC but in no event less than the product of four (4) watts per square foot multiplied by the rentable square feet of the Premises, and not more than the product of five (5) watts per square foot multiplied by the rentable square feet of the Premises (collectively, said minimum and maximum products shall be referred to as the “wattage allowance”).
(1)    Non-office space areas #1    R/P-120 Crystal R & D building, N-60 boiler room, and Cooling tower J; #2    K-45 Wafering area; #3 K-70    Alexis lab, defined in Section 1.9 Notes, will include a separate charge for electricity consumed monthly and shall constitute additional rent. The Landlord will measure and calculated the charge for electricity for each Premise space. The electricity charge will include an estimation of the Landlord’s appropriate tax amount.
(l)    HVAC. During Business Hours, such air conditioning, heating and ventilation required for the comfortable use and occupancy of the Premises; provided, however, that if Tenant shall require heating, ventilation or air conditioning in excess of that which Landlord shall be required to provide hereunder, Landlord shall provide such additional heating, ventilation or air conditioning at such prevailing market rates and upon such additional conditions as shall be reasonably determined by Landlord from time to time.
(m)    Process Cooling Water. Water from cooling towers and chilled water systems will be provided for process cooling use. Chilled water use shall not exceed 15 GPM each per Premises Exhibit A, areas #1, #2, #3, #4.
(n)    Compressed Air. Compressed air between 80 and 100 PSIG will be provided to the Premises. Compressed air usage shall not exceed 50 SCFM for any one area and shall not exceed 100 SCFM in aggregate for all Premises; the sum total SCFM usage shall not exceed 100 SCFM.
(o)    Deionized Water. Deionized water is provided up to the maximum amounts and purity levels as follows:

Num	Bldg	Description	Di 3-10 Mohm GPM	Di 18 Mohm GPM
#1	R/P-120	Crystal R & D building, N-60 boiler room, and Cooling tower J	0	0
#2	K-45	Wafering area	15	40
#3	K-70	Alexis lab, clean room and storage space	0	10
#4	L-100	CCZ Puller construction area	0	0

Exhibit 10.1

(p)    Potable Water. Water for Safety showers, drinking, and if rest rooms are within the Premises, hot and cold water for rest room purposes.
(q)    Wastewater. The Landlord will agree to accept the Tenant’s contact waste water (defined in 40 CFR 1222 and includes water that comes in contact with a chemical process) generated by the Tenant at the Premises, provided the waste water is;
(1)    substantially the same or similar to the effluent generated at the Commencement date of this lease by the Tenant’s processes.
(2)    Does not in the reasonable opinion of the Landlord threaten the proper operation or municipal permit status of the industrial wastewater pretreatment plant operated at the Building.
(r)    Utilities not Provided. The following utilities may be available but are not included in the Tenant’s Base Rent by the Landlord; Nitrogen, Hydrogen, Oxygen, Argon.
(s)    Payments. Any amounts which Tenant is required to pay to Landlord pursuant to this Section 7.1 shall be payable within thirty (30) days of Tenant’s receipt of Landlord’s written demand (which demand shall be accompanied by reasonable supporting documentation) and shall constitute additional rent.
Section 7.3    Interruption of Service. Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 7.1, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Rent, Base Rent, Tax Adjustment, Additional Rent, and other charges required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. Further, in the event any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control and Tenant’s obligations hereunder shall not be affected by any such action of Landlord. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law. Notwithstanding the foregoing, if Tenant is prevented from using the Premises or any material portion thereof as a consequence of a cessation of utilities (i) not caused by Tenant or any Tenant Party and either within the reasonable control of Landlord to correct or covered by rental interruption insurance then carried by Landlord, or (ii) caused by the negligence or willful

Exhibit 10.1

misconduct of Landlord or Landlord’s employees, agents or contractors (each, a “Utility Cessation Event”), then Tenant shall give Landlord notice of such Utility Cessation Event, and if such Utility Cessation Event continues for more than three (3) consecutive days after Landlord’s receipt of such notice (“Utility Cessation Abatement Period”), then all Rent shall be abated after expiration of the Utility Cessation Abatement Period and continuing for such time that Tenant continues to be so prevented from using the Premises or any material portion thereof, in the proportion that the rentable area of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, further, that if a Utility Cessation Event continues for thirty (30) consecutive days after Landlord’s receipt of notice thereof from Tenant, then Tenant shall thereafter have the right to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to cessation of the Utility Cessation Event.
ARTICLE VIII
MAINTENANCE AND REPAIRS
Section 8.1    Landlord’s Obligations. Except as expressly provided in Sections 8.2 and 8.3 below, Landlord shall maintain the Building and Premises in a manner comparable to other mixed usage buildings in the St. Charles Missouri area; provided, however, that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time (which, for purposes hereof, shall mean a period of time not to exceed thirty (30) days unless such repairs cannot reasonably be cured within such thirty (30) day period, in which case Landlord shall have such additional period of time reasonably necessary to complete such repairs so long as Landlord diligent prosecutes such cure to completion) after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. Landlord shall cause such repairs to be performed with reasonable commercial diligence and in a good and workmanlike manner. Provided that Landlord uses commercially reasonable efforts to limit any adverse effects on Tenant’s ability to use the Premises and except as otherwise provided in this Lease, there shall be no abatement of Rent, nor shall there be any liability of Landlord, by reason of any injury or inconvenience to, or interference with, Tenant’s business or operations arising from the making of, or failure to make, any maintenance or repairs in or to any portion of the Building or Premises.

(a)
The Landlord’s responsibilities include the following Safety items within the Tenant spaces: Fire extinguishers, fixed ladders, exit signs, emergency exit lights, fire alarms horns and strobes, public address speakers, and door locks.

Section 8.2    Tenant’s Obligations. Subject to Landlord’s Warranty, during the Lease Term, Tenant shall, at its sole cost and expense, maintain the interior, non-structural portions of the Premises in good order and repair (including, without limitation, utility systems Section 7.2(b), the carpet, wall covering, interior doors, plumbing fixtures and other fixtures, equipment, alterations and improvements, whether installed by Landlord or Tenant). Further, except to the extent waived by Landlord pursuant to Section 10.6, below, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Building or the Premises caused by (a) Tenant’s negligent or willful activities in the Building or the Premises; (b) the performance of any Alterations made by Tenant in or to the Premises; or (c) the installation, use, operation or movement of Tenant’s property in or about the Building or the Premises.

Exhibit 10.1

Section 8.3    Landlord’s Rights. Subject to any commercially reasonable safety, security, and/or confidentiality requirements of Tenant, Landlord and its contractors shall have the right, at all reasonable times and upon no less than seventy-two (72) hours’ prior notice to Tenant, other than in instances where there is a material and imminent risk to the health or safety of persons in the Premises (an “Emergency”), in which case only such notice as is reasonable under the circumstances (if any) shall be required, to enter upon the Premises to make any repairs to the Premises or the Building required to be completed by Landlord in this Lease to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs.
ARTICLE IX
ALTERATIONS, ADDITIONS, AND IMPROVEMENTS
Section 9.1    Landlord’s Consent; Conditions. Except for non-structural, non-mechanical interior improvements in the Premises which do not require the issuance of a building permit (collectively, “Exempt Alterations”) (which Exempt Alterations may be made without Landlord’s prior written consent) Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (collectively, the “Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord may impose as a condition to making any Alterations (but not Exempt Alterations) such requirements as Landlord in its reasonable discretion deems necessary or desirable, including, without limitation: Tenant’s submission to Landlord, for Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed), of all plans and specifications relating to the Alterations, and upon completion of the Alterations, Tenant’s delivery to Landlord for its permanent files one reproducible set of “as built” drawings showing the Alterations as constructed or installed in the Premises; Landlord’s prior written approval of the time or times when the Alterations are to be performed; Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; Tenant’s delivery to Landlord of such insurance as Landlord shall reasonably require; Tenant’s payment to Landlord of all verifiable, third party costs and expenses reasonably incurred by Landlord because of Tenant’s Alterations; provided, in no event shall such costs and fees include any construction supervision and/or management fee. Tenant is required to provide Landlord written notice of whether the Alterations include the Handling of any Hazardous Materials and whether these materials are of a customary and typical nature for industry practices. Upon completion of the Alterations (other than Exempt Alterations), Tenant shall provide Landlord with copies of as-built plans. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s supervision or monitoring of any Alterations shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations.
Section 9.2    Performance of Alterations Work.
(a)    All work relating to the Alterations (other than Exempt Alterations) shall be performed in compliance with the plans and specifications approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), all applicable laws, ordinances, rules, regulations and directives of all governmental authorities having jurisdiction over the Premises and the requirements of all carriers of insurance insuring the Premises of

Exhibit 10.1

which Tenant has been provided written notice, and the FM Global Building requirements, or similar organization. All work shall be performed in a diligent, first class manner and so as not to unreasonably interfere with any other tenants or occupants of the Building. All reasonable, verifiable third party costs incurred by Landlord relating to the Alterations shall be payable to Landlord by Tenant as additional rent within thirty (30) days of its receipt of written demand (which demand shall be accompanied by reasonable supporting documentation). No asbestos-containing materials shall be used or incorporated in the Alterations. No lead-containing surfacing material, solder, or other construction materials or fixtures where the presence of lead might create a condition of exposure not in compliance with Environmental Laws shall be incorporated in the Alterations. Tenant’s contractors and subcontractors shall be approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Lease, Landlord’s approval of any contractors, subcontractors, engineers, architects, suppliers, plans or specifications submitted pursuant hereto shall not be deemed a warranty as to the adequacy of the design, workmanship, quality of materials or compliance with any applicable laws. Tenant’s Alterations shall be completed in a workmanlike manner and the contractors and subcontractors engaged by Tenant shall employ persons and means to insure so far as may be possible the progress of the Alterations without interruption on account of strikes, work stoppage or similar causes of delay. Except as waived pursuant to Section 10.7, below, any damage to the Building caused by Tenant or its contractors or subcontractors in connection with the performance of the Alterations shall be repaired at Tenant’s expense. Tenant agrees to obtain, carry and deliver to Landlord prior to the commencement of any Alterations (other than Exempt Alterations) builder’s all risk insurance in amounts and with endorsements or such coverage as Landlord may reasonably require.
(b)    Landlord may require Tenant to provide Landlord at Tenant’s sole cost and expense a completion and performance bond in an amount equal to the estimated cost of the Alterations to insure Landlord against any liability for mechanic’s or materialmen’s liens and to insure the completion of such work. Tenant shall also reimburse Landlord any and all costs and expenses incurred by Landlord in connection with the construction of the Alterations, including, without limitation, utilities, trash removal, and temporary barricades, the review of any plans and specifications or supervision of the construction of the Alterations, including, without limitation, architects’ and engineering fees and an administrative fee in the amount of five percent (5%) of the costs of construction of the Alterations. The terms and conditions of this Section 9.2(b) shall not apply to the originally named Tenant hereunder (i.e., SunEdison, Inc.) or any Permitted Transferee.
Section 9.3    Liens. Tenant shall pay when due all costs for work performed and materials supplied to the Premises. Tenant shall keep Landlord, the Premises and the Building free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by Tenant and, except to the extent caused by the negligence or willful misconduct of Landlord or it’s agents, representatives, or contractors, Tenant shall protect, indemnify, hold harmless and defend Landlord, the Premises and the Building of and from any and all loss, cost, damage, liability and expense, including reasonable attorneys’ fees, arising out of or related to any such liens or notices. Further, Tenant shall give Landlord not less than seven (7) business days prior written notice before commencing any Alterations (other than Exempt Alterations) in or about the Premises to permit Landlord to post appropriate notices of non-

Exhibit 10.1

responsibility. Upon completion of the Alterations, Tenant shall, upon Landlord’s request, furnish Landlord with lien releases covering all work theretofore performed. Tenant shall satisfy or otherwise discharge all liens, stop notices or other claims or encumbrances within thirty (30) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay and remove such lien, claim or encumbrance within such thirty (30) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the rate set forth in this Lease for amounts owed Landlord by Tenant shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.
Section 9.4    Lease Termination. Except as provided herein, upon expiration or earlier termination of this Lease Tenant shall surrender the Premises to Landlord in the Condition Acceptable for Surrender as defined in Section 3.3, subject to reasonable wear and tear, damage by casualty, condemnation and Landlord’s repair obligations. All Alterations shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease, unless Landlord shall, by written notice given to Tenant at the time of the granting of its consent thereto, require Tenant to remove some or all of Tenant’s Alterations, in which event Tenant shall promptly remove the designated Alterations and shall promptly repair any resulting damage, all at Tenant’s sole expense. All business and trade fixtures, machinery and equipment, furniture, movable partitions and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of the Lease, Landlord may, but need not, do so with no liability to Tenant, and Tenant shall pay Landlord the reasonable cost thereof upon demand.
ARTICLE X
INDEMNIFICATION AND INSURANCE
Section 10.1    Indemnification.
(c)    Tenant. Subject to Section 10.7, below, Tenant agrees to protect, indemnify, hold harmless and defend Landlord and any Mortgagee, as defined herein, and each of their respective partners, directors, officers, agents and employees, successors and assigns (except to the extent the losses described below are caused by the sole active negligence or willful misconduct of Landlord, its representatives, agents, contractors and/or employees), from and against:
(i)    any and all loss, cost, damage, liability or expense as incurred (including, but not limited to, reasonable attorneys’ fees and legal costs) to the extent arising out of or related to any third party claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death or property damage sustained by such person or persons which arises out of, or is in any way attributable to the negligent use or willful misuse of the Premises or any portion of the Building by Tenant and/or any Tenant Party except to the extent caused by the negligence or willful misconduct of

Exhibit 10.1

Landlord, its agents, employees or Mortgagee. Such loss or damage shall include, but not be limited to, any injury or damage to, or death of, Landlord’s employees or agents or damage to the Premises or any portion of the Building.
(ii)    any and all environmental damages to the extent arising from the Tenant’s Handling of any Hazardous Materials in excess of legally permitted amounts, as defined in Section 6.3. For the purpose of this Lease, “environmental damages” shall mean (a) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses (including, without limitation, damages for the loss of or restriction on use of rentable or usable space or of any amenity of the Premises or any portion of the Building but expressly excluding any diminution in the value of the Premises or any so-called stigma damages); (b) all reasonable sums paid for settlement of claims, reasonable attorneys’ fees, consultants’ fees and experts’ fees; and (c) all third party costs reasonably incurred by Landlord in connection with investigation or remediation relating to the Tenant’s Handling of Hazardous Materials. To the extent that Landlord is held strictly liable by a court or other governmental agency of competent jurisdiction under any Environmental Laws solely as a result of Tenant’s Handling Hazardous Materials in excess of legally permitted amounts, then Tenant’s obligation to Landlord and the other indemnities under the foregoing indemnification shall likewise be without regard to fault on Tenant’s part with respect to the violation of any Environmental Law which results in liability to the Landlord. Tenant’s obligations and liabilities pursuant to this Section 10.1 shall survive the expiration or earlier termination of this Lease.
(d)    Landlord. Subject to Section 10.7, below, Landlord agrees to protect, indemnify, hold harmless and defend Tenant and each Tenant Party, and each of their respective partners, directors, officers, agents and employees, successors and assigns (except to the extent the losses described below are caused by the sole active negligence or willful misconduct of Tenant or any Tenant Party), from and against:
(i)    any and all loss, cost, damage, liability or expense as incurred (including, but not limited to, reasonable attorneys’ fees and legal costs) to the extent arising out of or related to any third party claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death or property damage sustained by such person or persons which arises out of, or is in any way attributable to Landlord’s, its agents’, employees’ and Mortgagees’ negligence or willful misconduct except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Parties. Such loss or damage shall include, but not be limited to, any injury or damage to, or death of, Tenant and/or any Tenant Party.
(ii)    any and all loss, cost, damage, liability or expense as incurred (including, but not limited to, reasonable attorneys’ fees and legal costs to the extent arising from any Pre-Existing Hazardous Materials or other Hazardous Materials in the Premises not placed therein by Tenant or any Tenant Party.
(e)    No Limitation. Notwithstanding anything to the contrary contained herein, nothing shall be interpreted or used to (a) in any way affect, limit, reduce or abrogate any

Exhibit 10.1

insurance coverage provided by any insurers to either Tenant or Landlord, or (b) infer or imply that Tenant is a partner, joint venturer, agent, employee, or otherwise acting by or at the direction of Landlord.
Section 10.2    Tenant’s Property Insurance.
(a)    Tenant All-Risk. At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, “all-risk” property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, and explosion, in an amount not less than one hundred percent (100%) of the replacement cost covering (a) all Alterations made by Tenant in the Premises; and (b) Tenant’s trade fixtures, equipment and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant.
Section 10.3    Liability Insurance.
(a)    Tenant. At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000). All such policies shall be written to apply to all bodily injury, property damage, and personal injury losses, and shall be endorsed to include Landlord and its agents, beneficiaries, partners, employees, and any Mortgagee as additional insureds. Such liability insurance shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to the additional insureds.
(b)    Pollution Liability Coverage. Tenant shall secure Pollution Liability Insurance covering all claims of damages for all bodily injuries, all claims on account of property damage, with a limit of liability not less than $1,000,000.00 per occurrence.
(c)    Alcohol. Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance issued by a responsible insurance company and in a form reasonably acceptable to Landlord saving harmless and protecting Landlord and the Premises against any and all damages, claims, liens, judgments, expenses and costs, including actual reasonable attorneys’ fees, arising under any present or future law, statute, or ordinance of the State of Missouri or other governmental authority having jurisdiction of the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence and shall apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person. Such policy or policies of insurance shall name Landlord and its agents, beneficiaries, partners, employees and any Mortgagee of Landlord or any ground lessor of Landlord as additional insureds.

Exhibit 10.1

Section 10.4    Workers’ Compensation Insurance. At all times during the Lease Term, Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of Missouri, and Employer’s Liability insurance with a limit not less than One Million Dollars ($1,000,000) Bodily Injury Each Accident; One Million Dollars ($1,000,000) Bodily Injury By Disease - Each Person; and One Million Dollars ($1,000,000) Bodily Injury to Disease - Policy Limit.
Section 10.5    Policy Requirements. All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do insurance business in the State of Missouri and rated not less than A-VIII in Best’s Insurance Guide. A certificate of insurance evidencing the insurance required under this Article X shall be delivered to Landlord prior to the Commencement Date. Tenant shall provide Landlord with written notice promptly upon receipt of written notice that any of the foregoing policies may be subject to cancellation or modification. Tenant shall furnish Landlord with a replacement certificate with respect to any insurance prior to the expiration of the current policy.
Section 10.6    Landlord’s Insurance. Landlord shall keep in force throughout the Lease Term (i) commercial general liability insurance and umbrella coverage covering liability arising from operations at the Building (including the Common Area), independent contractors, personal injury, advertising injury, products completed operations and liability assumed under an insured contract (including tort liability of another assumed in a business contract) on an occurrence basis and with limits of not less than $1,000,000 combined single limit for personal injury, bodily injury and property damage from any one occurrence, and $2,000,000 combined single limit for such injuries and damage for any one occurrence on the excess umbrella policy or policies, (ii) All Risk or Special Form coverage insuring the Premises and the Building, including any alterations or additions thereto made by Landlord, in an amount equal to one hundred percent (100%) of the full replacement cost of such property (including the Landlord’s Work); and (iii) workers’ compensation insurance with limits in amounts not less than required by Applicable Law and Employer’s Liability insurance with limits of not less than $1,000,000 per occurrence or such greater limits as required by Applicable Law. All insurance policies required to be carried by Landlord under this Lease shall be written by companies rated A- VIII or better in Best’s Insurance Guide and authorized to issue insurance policies in Missouri. Payment of any deductibles shall be the sole responsibility of Landlord. Landlord shall deliver to Tenant on or before the Commencement Date, and thereafter at least ten (10) days before the expiration dates of the expired policies, a certificate of insurance providing evidence of the insurance coverage required under this Section. Landlord shall notify Tenant of any potential cancellation or material modification of Landlord’s insurance policies of which Landlord has knowledge at least ten (10) days before any such insurance shall be cancelled or modified.
Section 10.7    Waiver of Subrogation. Each party hereby waives any right of recovery against the other for injury or loss due to hazards covered by insurance or required to be covered, to the extent of the injury or loss covered thereby. Any policy of insurance to be provided by Tenant or Landlord pursuant to this Article X shall contain a clause denying the applicable insurer any right of subrogation against the other party.
Section 10.8    Failure to Insure. If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Article X, Tenant shall be liable to Landlord for any loss or

Exhibit 10.1

cost resulting from such failure to maintain. Tenant may not self-insure against any risks required to be covered by insurance without Landlord’s prior written consent, which consent may be given or withheld in Landlord’s sole and absolute discretion.
Section 10.9    Blanket Insurance; Self Insurance. Nothing in this Article X shall prevent Tenant from obtaining insurance of the kind and in the amounts provided for under this Lease under a blanket insurance policy covering other properties as well as the Premises, provided, however, that any such policy of blanket insurance shall, as to the Premises, otherwise comply as to endorsements and coverage with the provisions of this Article. In addition, Tenant shall be permitted to provide the insurance required under this Article X and any other provision of this Lease through self-insurance provided Tenant (or Tenant’s parent corporation, so long as such parent corporation covenants to Landlord to perform such insurance obligations or cause the performance of such obligations) maintains a minimum tangible net worth of at least Twenty-Five Million Dollars (25,000,000.00).
ARTICLE XI
DAMAGE OR DESTRUCTION
Section 11.1    Total Destruction. Except as provided in Section 11.3 below, this Lease shall terminate if the Building is totally destroyed.
Section 11.2    Partial Destruction of Premises. If the Premises or access thereto are damaged by any casualty and, in Landlord’s reasonable opinion (to be delivered by written notice to Tenant within thirty (30) days following the casualty, the Premises (exclusive of any Alterations made to the Premises) can be restored to its pre-existing condition within one hundred and twenty (120) days after the date of the damage or destruction, Landlord shall, upon written notice from Tenant to Landlord of such damage, except as provided in Section 11.3, promptly and with due diligence repair any damage to the Premises (exclusive of any Alterations to the Premises made by Tenant, which shall, subject to the receipt its of insurance proceeds be promptly repaired by Tenant at its sole expense) and, until such repairs are completed, the Rent shall be abated from the date of damage or destruction in the same proportion that the rentable area of the portion of the Premises which is unusable by Tenant in the conduct of its business bears to the total rentable area of the Premises. If such repairs cannot, in Landlord’s reasonable opinion, be made within said one hundred twenty (120)) day period, then Landlord shall give Tenant written notice of the estimated length of time to restore the Premises (exclusive of any Alterations made to the Premises), and Tenant shall have the one-time right, by written notice given to Landlord within fifteen (15) days after Landlord’s written notice, to terminate this Lease as of the date of the damage or destruction. If Tenant fails to exercise this one-time right to terminate, Tenant shall be deemed to have elected not to terminate this Lease and Tenant shall have no further right to terminate this Lease as a result of such damage or destruction; provided, however, that if more than one hundred twenty (120) days following the date of the casualty Landlord has not completed the repairs required under this Section 11.2, Tenant shall have the right to terminate this Lease by giving written notice to Landlord any anytime after the expiration of such one hundred twenty (120) days period and prior to the completion of such repairs. If Tenant elects or is deemed to have elected not to terminate this Lease, then Landlord shall make the repairs within a reasonable time after the damage or destruction and this Lease shall remain in full force and effect but the Rent shall be abated as provided in the preceding sentence.

Exhibit 10.1

Section 11.3    Exceptions to Landlord’s Obligations. Notwithstanding anything to the contrary contained in this Article XI, Landlord shall have no obligation to repair the Premises and this Lease shall terminate if either: (a) the Building in which the Premises are located is so damaged as to require repairs to the Building exceeding twenty percent (20%) of the full replacement value of the Building and Landlord terminates all other leases in the Building; or (b) Landlord elects to demolish the Building in which the Premises are located; provided, however, that Landlord also terminates all other leases in the Building; or (c) the damage or destruction occurs less than two (2) years prior to the Expiration Date, exclusive of option periods; provided, however, that Landlord terminates all other similarly affected leases in the Building.
Section 11.4    Waiver. The provisions contained in this Lease shall supersede any laws (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help or termination, including Missouri Civil Code Sections 1932 and 1933.
ARTICLE XII
CONDEMNATION
Section 12.1    Taking. If the entire Premises or so much of the Premises as to render the balance unusable by Tenant shall be taken by condemnation, sale in lieu of condemnation or in any other manner for any public or quasi-public purpose (collectively, “Condemnation”), and if Landlord, at its option, is unable or unwilling to provide substitute premises containing at least as much rentable area as described in Section 1.2 above and otherwise reasonably acceptable to Tenant, then this Lease shall terminate on the date that title or possession to the Premises is taken by the condemning authority, whichever is earlier.
Section 12.2    Award. In the event of any Condemnation, the entire award for such taking shall belong to Landlord. Tenant shall have no claim against Landlord or the award for the value of any unexpired term of this Lease or otherwise. Tenant shall be entitled to independently pursue a separate award in a separate proceeding for Tenant’s relocation costs directly associated with the taking, provided such separate award does not diminish Landlord’s award.
Section 12.3    Temporary Taking. No temporary taking of the Premises shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Lease Term and to Landlord to the extent that the award applies to any time period outside the Lease Term.
ARTICLE XIII
RELOCATION
Intentionally Omitted.
ARTICLE XIV
ASSIGNMENT AND SUBLETTING
Section 14.1    Restriction. Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant, Tenant’s employees or

Exhibit 10.1

a Permitted Transferee (any such assignment, encumbrance, subletting, occupation or transfer is hereinafter referred to as a “Transfer”). For purposes of this Lease the term Transfer shall also include (a) if Tenant is a partnership the withdrawal or change, voluntary, involuntary or by operation of law, of a majority partner, or a transfer of a majority of the partnership interests, or the dissolution of the partnership, and (b) if Tenant is a closely held corporation (i.e. whose stock is not publicly held and not traded through an exchange or over the counter) or a limited partnership or a limited liability company, the dissolution, merger, consolidation, division, liquidation or other reorganization of Tenant, or within a twelve month period: (i) the sale or other transfer of more than an aggregate of fifty one percent (51%) of the voting securities of Tenant (other than to immediate family members by reason of gift or death) or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty one percent (51%) of Tenant’s net assets. No issuance of stock of Tenant in a public offering or sale on a public stock exchange of Tenant’s stock shall be deemed to be a “Transfer” for purposes of this Lease. A Transfer in violation of the foregoing shall be void and, at Landlord’s option, shall constitute a material breach of this Lease. Notwithstanding anything contained in this Article XIV to the contrary, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.
Section 14.2    Permitted Transfers. Notwithstanding anything to the contrary contained in this Article 14, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (a) an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, (c) an entity which acquires all or substantially all of Tenant’s assets or stock, (d) an entity acquiring and continuing Tenant’s business operations at or from the Premises, or (e) an entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the Premises (collectively, “Permitted Transferees,” and, individually, a “Permitted Transferee”); provided that (i) at least ten (10) days prior to the Permitted Transfer (or ten days after the Permitted Transfer if prior notice of such Permitted Transfer is prevented by Applicable Laws or confidentiality restrictions), Tenant notifies Landlord of such Transfer, and supplies Landlord with copies of the sublease or instrument of assignment, and (ii) any such Permitted Transfer is not, whether in a single transaction or in a series of transactions, entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 14. Notwithstanding anything to the contrary contained in this Lease, Landlord shall neither have the right to terminate the Lease pursuant to Section 14.3, above, or any portion of the proceeds pursuant to Section 14.5, above, in connection with any Permitted Transfers.
ARTICLE XV
DEFAULT AND REMEDIES

Exhibit 10.1

Section 15.1    Events of Default By Tenant. The occurrence of any of the following shall constitute a default and breach of this Lease by Tenant:
(a)    Failure to Pay Rent. The failure by Tenant to pay Base Rent or make any other payment required to be made by Tenant hereunder within ten (10) days of receipt of written notice from Landlord. Landlord’s acceptance of any partial payment of Base Rent or any other payments made by Tenant hereunder shall not constitute a waiver of any of Landlord’s rights, including, without limitation, the right to recover possession. Notwithstanding, Tenant shall be provided with a 5-day grace period, after which time period the Base Rent shall be considered to be late.
(b)    Abandonment. The abandonment of the Premises by Tenant or the vacation of the Premises by Tenant for fourteen (14) consecutive days (without the payment of Rent).
(c)    Failure to Perform. The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Sections 15.1(a) and 15.1(b) above, if such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion.
(d)    Bankruptcy. The making by Tenant or any guarantor of this Lease of any general assignment for the benefit of creditors, the filing by or against Tenant or its guarantor of a petition under any federal or state bankruptcy or insolvency laws (unless, in the case of a petition filed against Tenant or its guarantor the same is dismissed within sixty (60) days after filing); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Premises or Tenant’s interest in this Lease or the Premises, when possession is not restored to Tenant within sixty (60) days; or the attachment, execution or other seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease or the Premises, if such seizure is not discharged within sixty (60) days.
(e)    Misstatement. Any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any guarantor in connection with negotiating or entering into this Lease or in connection with any Transfer under Section 14.1.
Section 15.2    Landlord’s Right To Terminate Upon Tenant Default. In the event of any uncured default by Tenant as provided in Section 15.1 above, Landlord shall have the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord’s election to terminate this Lease, in which event Landlord shall be entitled to receive from Tenant: (a) the worth at the time of award of any unpaid Rent which had been earned at the time of such on award; plus (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d)

Exhibit 10.1

any other amount necessary to reasonably compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, in no event shall Tenant be liable for any punitive damages, lost profits, business interruption, speculative, consequential or other such damages. As used in subsections (a) and (b) above, “worth at the time of award” shall be computed by allowing interest on such amounts at six percent (6%) interest. As used in subsection (c) above, “worth at the time of award” shall be computed by discounting such amount by (x) the discount rate of the Federal Reserve Bank of St. Louis Missouri prevailing at the time of award plus (y) one percent (1%).
Section 15.3    Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by applicable law; provided, however, nothing contained herein shall be deemed limit Tenant’s rights pursuant to Section 15.2(b), above.
Section 15.4    Landlord’s Right to Continue Lease Upon Tenant Default. In the event of a default of this Lease by Tenant, and if Landlord does not elect to terminate this Lease as provided in Section 15.2 above, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease or at law or in equity. Without limiting the foregoing, Landlord has the remedy described in Missouri Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s default and recover Rent as it becomes due, if Tenant has the right to Transfer, subject only to reasonable limitations). In the event Landlord re-lets the Premises, to the fullest extent permitted by law, the proceeds of any re–letting shall be applied first to pay to Landlord all reasonable third party costs and expenses of such re–letting (including without limitation, reasonable costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including reasonable expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the Premises, the costs thereof) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the remainder, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant shall not be entitled to receive any portion of such revenue.
Section 15.5    Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Landlord may, but shall not be obligated to, make any payment or perform any such other act on Tenant’s part to be made or performed within thirty (30) days following written notice to Tenant, if Tenant’s nonperformance continues beyond such thirty (30) day period, without waiving or releasing Tenant of its obligations under this Lease. Any sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the maximum rate permitted by law from the date of such payment, shall be payable to Landlord as additional rent on demand and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.

Exhibit 10.1

Section 15.6    Non-Waiver. Nothing in this Article shall be deemed to affect Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease or Tenant’s right to possession for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in the Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.
Section 15.7    Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of the Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of the Lease. In addition to the other remedies provided in the Lease, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of the Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.
Section 15.8    Default by Landlord    . Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, which is reasonably necessary to promptly and diligently cure the failure) after Landlord receives written notice from Tenant specifying the default. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s). If Landlord shall default in the performance of any of its obligations under this Lease (after notice and opportunity to cure as provided herein), Tenant may pursue any remedies available to it under the law and this Lease, except that in no event shall Landlord be liable for punitive damages, lost profits, business interruption, speculative, consequential or other such damages. Without limiting the foregoing, Tenant may, at Tenant’s option, cure such breach or failure for Landlord’s account and any reasonable amount paid or incurred by Tenant in so doing shall be deemed paid or incurred for Landlord’s account, and Landlord shall reimburse Tenant therefor within thirty (30) days after receipt of copies of paid invoices detailing the work performed by Tenant; provided, however, Tenant may cure any such breach or failure as aforesaid prior to the expiration of the thirty (30) day cure period if an Emergency exists and the immediate curing of such breach or failure is necessary to protect the Premises, property located therein, or persons from imminent injury or damage.
ARTICLE XVI
ATTORNEY’S FEES; INDEMNIFICATION
Section 16.1    Attorneys’ Fees. If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its actual attorneys’ fees irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys’ fees.

Exhibit 10.1

ARTICLE XVII
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT
Section 17.1    Subordination. This Lease, and the rights of Tenant hereunder, are and shall be subject and subordinate to the interests of (i) all present ground leases and master leases of all or any part of the Building; (ii) present mortgages and deeds of trust encumbering all or any part of the Building; (iii) all past and future advances made under any such existing mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust; provided, however, that any lessor under any such existing ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust (any such lessor, mortgagee or beneficiary is hereinafter referred to as a “Mortgagee”) shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such ground lease, master lease, mortgage or deed of trust (or subject and subordinate to such ground lease, master lease, mortgage or deed of trust but superior to any junior mortgage or junior deed of trust). Tenant agrees to subordinate its interest in this Lease to future ground leases, master leases, mortgages and deed of trust; provided, however, such subordination does not materially increase Tenant’s obligations, or materially decrease its rights under this Lease, and Landlord first obtains from the holder of the mortgage, deed of trust, or other instrument of security to which this Lease is to become subordinated a written agreement that provides substantially the following: “As long as Tenant performs its obligations under this Lease within all applicable notice and cure periods, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant’s rights hereunder.” Within thirty (30) days of its receipt of Landlord’s written demand, Tenant shall execute, acknowledge and deliver a commercially reasonable subordination, non-disturbance agreement satisfying the terms hereof to effect the purposes of this Section 17.1.
Section 17.2    Attornment. If the interests of Landlord under the Lease shall be transferred to any superior Mortgagee or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust (a “Successor Landlord”), so long as Tenant has received a subordination non-disturbance agreement satisfying the requirements of Section 17.1, above, Tenant shall be bound to such Successor Landlord under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if Successor Landlord were the landlord under the Lease, and Tenant shall attorn to and recognize as Tenant’s landlord under this Lease such Successor Landlord, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments upon Successor Landlord’s succeeding to the interest of Landlord under the Lease. Tenant acknowledges that Landlord is (a) the assignee of the lessor’s interest in that certain Ground Lease dated June 11, 1963 (“Existing Ground Lease”) for the land underlying the Building, and (b) the assignee of the lessee’s interest in the Ground Lease. Upon expiration or termination of the Existing Ground Lease, Tenant will attorn to and continue to recognize Landlord as the landlord under this Lease on the same terms and conditions contained herein.
Section 17.3    Mortgagee Protection. Tenant agrees to give any Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided, that

Exhibit 10.1

prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee (hereafter the “Notified Party”). Tenant further agrees that if Landlord shall have failed to cure such default within twenty (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Notified Party shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Notified Party has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default). Until the time allowed, as aforesaid, for the Notified Party to cure such default has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of Landlord’s default.
Section 17.4    Existing Encumbrances. Prior to substantial completion of the Premises (and as a condition thereof), Landlord shall deliver to Tenant a commercially reasonable recordable non disturbance agreement in a form reasonably acceptable to Tenant (a “NDA”), duly executed by Landlord and each Mortgagee and the holder of all other encumbrances on the Building (the “Encumbrancers”). In addition to all rights and remedies available to Tenant for Landlord’s failure to deliver the NDA on or prior to such date, if Tenant has not received all of the NDAs required hereunder, then Tenant shall have the right to terminate this Lease, which termination shall be effective ten (10) days after Landlord’s receipt of the termination notice, unless Landlord delivers the NDAs duly executed by Landlord and each Mortgagee and/or Emcumbrancer during such 10 day period. Further, and notwithstanding anything contained in this Lease to the contrary, if Landlord has not delivered all of the NDAs on or before the delivery of the Premises, then Tenant shall have the right to defer payment of one-half of Base Rent and all other charges until such time as the NDAs have been provided to Tenant; provided, however, once the NDAs are provided to Tenant, all Rent that has been deferred shall be paid in full within 30 days of the Tenant receiving the NDAs. Landlord represents and warrants to Tenant that, as of the date of this Lease, the only mortgage and other encumbrances encumbering the Premises is the Existing Ground Lease and covenants to promptly notify Tenant if any encumbrance is added prior to the date the Premises are delivered in accordance herewith.
ARTICLE XVIII
MISCELLANEOUS
Section 18.1    Quiet Enjoyment. Provided, that Tenant is not in default beyond all applicable notice and cure periods, Tenant shall have and peaceably and quietly enjoy the Premises during the Lease Term, subject to all of the terms and conditions contained in this Lease.
Section 18.2    Rules and Regulations. The Rules and Regulations attached hereto as Exhibit C are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any commercially reasonable, non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord solely for the safety, care, security, good order and/or cleanliness of the Premises and/or the Building. Provided that Landlord uses commercially reasonable efforts to enforce the Rules and Regulations against all tenants and occupants of the Building, Landlord shall not be liable to Tenant for any violation of

Exhibit 10.1

such rules and regulations by any other tenant or occupant of the Building. In the event of a conflict between the terms and conditions of this Lease and any Rules and Regulations, the terms and conditions of this Lease shall govern and control.
Section 18.3    Estoppel Certificates. Each party (the “Responding Party”) agrees at any time and from time to time, upon not less than thirty (30) days’ prior written notice from the other party (the “Responding Party”), to execute, acknowledge and deliver to the Requesting Party a statement in writing addressed and certifying to the Requesting Party and those reasonably designated thereby, that, to the Responding Party’s current actual knowledge and to the extent otherwise accurate, this Lease is unmodified and in full force and effect (or if there have been modifications; that the same is in full force and effect as modified and stating the modifications); that Tenant has accepted possession of the Premises, which are acceptable in all respects except as otherwise stated, that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, to the extent accurate; that Tenant is in full occupancy of the Premises; that no rent has been paid more than thirty (30) days in advance; that the first month’s Base Rent has been paid; that Tenant is entitled to no free rent or other concessions except as stated in this Lease; that Tenant has not been notified of any previous assignment of Landlord’s or any predecessor landlord’s interest under this Lease; the dates to which Base Rent, additional rental and other charges have been paid; that Tenant, as of the date of such certificate, has no charge, lien or claim of setoff under this Lease or otherwise against Base Rent, additional rental or other charges due or to become due under this Lease; that neither Landlord nor Tenant is in default in performance of any covenant, agreement or condition contained in this Lease beyond all applicable notice; or any other matter relating to this Lease or the Premises or, if so, specifying each such default. If there is a guaranty under this Lease, said guarantor shall confirm the validity of the guaranty by joining in the execution of the Estoppel Certificate or other documents so requested by Landlord or Mortgagee.
Section 18.4    Entry by Landlord. Subject to Tenant’s reasonable security measures and the terms and conditions of this Lease, Landlord may enter the Premises at all reasonable times upon not less than seventy-two (72) hours prior notice (except in cases of Emergency) to: inspect the same; exhibit the same to prospective purchasers, Mortgagees or, during the last nine (9) months of the Lease Term, tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Building or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Except for Landlord’s or any of its invitees’ gross negligence or willful misconduct and except as otherwise waived pursuant to Section 10.7, above, Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord at all times shall have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all lawful means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant

Exhibit 10.1

from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease. If Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall be payable by Tenant to Landlord as additional rent.
Section 18.5    Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Lease or in any exhibits, Riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant’s use of the Premises or the Building (collectively, “Landlord’s Lease Undertaking”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease Documents are a part (including, without limitation, all rents, issues, profits arising from the Project, sales and financing proceeds, condemnation awards and insurance proceeds) (“Landlord’s Real Estate”) and not to any other assets of Landlord or its beneficiaries.
Section 18.6    Transfer of Landlord’s Interest. In the event of any transfer of Landlord’s interest in the Building, Landlord shall be automatically freed and relieved from all applicable liability with respect to performance of any covenant or obligation on the part of Landlord under this Lease occurring after the date of such transfer, provided any deposits or advance rents held by Landlord are turned over to the grantee and said grantee expressly assumes, subject to the limitations of this Lease, all the terms, covenants and conditions of this Lease to be performed on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to all the provisions of this Lease, be binding on Landlord, its successors and assigns, only during their respective periods of ownership.
Section 18.7    Holdover. If Tenant holds possession of the Premises after the expiration or termination of the Lease Term, by lapse of time or otherwise, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Lease Term and Rent. During first two (2) months of such holdover period, Tenant shall pay to Landlord a monthly rental equivalent to one hundred twenty-five percent (125%) of the Rent payable by Tenant to Landlord with respect to the last month of the Lease Term, and during any holdover period thereafter, Tenant shall pay to Landlord a monthly rental equivalent to one hundred fifty percent (150%) of the Rent payable by Tenant to Landlord with respect to the last month of the Lease Term. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession.
Section 18.8    Notices. All notices which Landlord or Tenant may be required, or may desire, to serve on the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid return receipt requested, or by Federal Express or other nationally recognized courier service, addressed to Landlord at the address for Landlord get forth in Section 1.15 above and to Tenant at the address for Tenant set forth in Section 1.16 above, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice shall be deemed to have been served at the time the same was posted.
Section 18.9    Brokers. The parties hereby warrant and represent that they have not dealt with any brokers, agents, finders or other parties to whom a commission or fee is payable in bringing

Exhibit 10.1

about the lease of the Premises. Each party shall defend, indemnify, and hold harmless from and against all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys’ fees and costs, asserted against, imposed upon, incurred or suffered by the indemnified party, arising out of a claim by any person or entity that any finder’s fee, brokerage fee or commission is payable because of the acts of such indemnifying party.
Section 18.10    Communications and Computer Line Problems. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following, (collectively called “Line Problems”): (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.
Section 18.11    Entire Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties. Notwithstanding the aforesaid, the Lease shall not supersede the indemnification obligations as contained in the Shared Services Agreement but only to the extent such provisions are applicable to the Premises.
Section 18.12    Amendments. This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. Neither Landlord nor Tenant shall be deemed to have waived or released any of its rights hereunder unless in writing and executed by the waiving party.
Section 18.13    Successors. Subject to the limitations expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind and benefit the successors and assigns of the parties hereto.
Section 18.14    Force Majeure. Neither Landlord nor Tenant shall incur any liability to the other with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder if such failure is caused by any reason beyond the control of Landlord or Tenant, as applicable, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (except as provided for in this Lease). The amount of time for Landlord or Tenant to perform any of its obligations shall be extended by the amount of time it is delayed in performing

Exhibit 10.1

such obligation by reason of any force majeure occurrence whether similar to or different from the foregoing types of occurrences.
Section 18.15    Survival of Obligations. Any obligations of Landlord or Tenant accruing prior to the expiration of the Lease shall survive the expiration or earlier termination of the Lease, and Landlord and Tenant shall promptly perform all such obligations whether or not this Lease has expired or been terminated. For the sake of clarity, the obligation of pay Rent shall not accrue until the month in which it is first due.
Section 18.16    Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.
Section 18.17    Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of Missouri without application of any conflicts of laws of choice of law principles.
Section 18.18    Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.
Section 18.19    Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.
Section 18.20    Interpretation. Landlord and Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
Section 18.21    Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of the Lease.
Section 18.22    Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.
Section 18.23    Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.
Section 18.24    Joint and Several Liability. If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons shall be jointly and severally liable for payment of rents and the performance of Tenant’s obligations hereunder.
Section 18.25    Exhibits. Exhibits A (Floor Plan), B (Work Letter Agreement Intentionally Omitted), C (Rules and Regulations), D (Intentionally Omitted), and E (Tenant Acceptance Letter), and are incorporated into this Lease by reference and made a part hereof.

Exhibit 10.1

Section 18.26    Acceptance of Lease; Counterparts. If Landlord or Landlord’s agent offers this Lease to Tenant, such offer is made subject to Landlord’s acceptance and approval. Notwithstanding Tenant’s execution of this Lease, Landlord and Tenant acknowledge that this Lease shall not be binding upon either party until such time as Landlord approves and executes this Lease, and Tenant receives a counterpart. The parties may execute several copies of this Lease. All copies of this Lease bearing signatures of the parties shall constitute one and the same Lease, binding upon all parties. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Lease with respect to the delivering party.
Section 18.27    Consent; Approval. Wherever a party has the right to approve and/or consent to anything in this Lease, such approval and/or consent shall not be unreasonably withheld, conditioned or delayed..
Section 18.28    Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent:
(a)    to change the name or street address of the Building;
(b)    to install, affix and maintain all signs on the exterior and/or interior of the Building so long as such signs are not located within the Premises except to the extent required by Applicable Law;
(c)    to reasonably designate and/or reasonably approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises;
(d)    to change the location of any other tenant, the arrangement, size, character, use or location of entrances or passageways, doors, doorways, corridors, elevators, escalators, stairs, landscaping, toilets or any other part of the Building, or to change common area to tenant space and tenant space to common area;
(e)    to grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease;
(f)    to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees;
(g)    to prohibit the placement of video or other electronic games in the Premises;
(h)    to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such commercially reasonable rules and regulations as Landlord prescribes for security purposes;
(i)    to install, operate and maintain security systems in the common areas of the Building which monitor, by close circuit television or otherwise, all persons entering or exiting the Building;

Exhibit 10.1

(j)    to maintain existing pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building; and
(k)    to retain at all times master keys or pass keys to the Premises.
Section 18.29    No Changes. Notwithstanding the foregoing, Landlord shall, in exercising its rights under this Section, make no changes to the Building which will materially adversely obstruct or materially adversely affect access to and from the Premises, or (b) materially adversely affect the visibility of Tenant’s identification signage, and entrance. Further, in the event that the Premises are rendered untenantable for a period in excess of two (2) days by reason of work done by Landlord that is authorized under this Section, and such work is not necessary to comply with any Applicable Laws, the Rent payable by Tenant shall abate from the date the Premises become untenantable until Landlord’s work is sufficiently completed that Tenant may once again use the Premises.
Section 18.30    Asbestos. Tenant acknowledges that it has been expressly disclosed to Tenant by Landlord that the Building and the Premises contain asbestos containing materials (“ACM”). The acknowledgment by Tenant of the ACM does not in any manner impose any liability or responsibility on Tenant for removal, treatment, or abatement of such ACM or any responsibility whatsoever regarding such ACM provided, however, that Tenant shall comply with all applicable laws and regulations in connection with any work in the Premises including, but not limited to, work which requires modifications of the Premises walls, ceilings and flooring.
IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:	TENANT:
SUNEDISON SEMICONDUCTOR, LLC	SUNEDISON, INC.

By: /s/ Jeff Hall	By: /s/ Brian Wuebbels
Name: Jeff Hall	Name: Brian Wuebbels
Its: Executive Vice President and Chief Financial Officer	Its: Chief Financial Officer
Date: February 5, 2015	Date: January 30, 2015